                                                              EXHIBIT 99.05






                               PROXY STATEMENT

                      Special Meeting of Shareholders of

                     SANDERS CONFECTIONERY PRODUCTS,INC.

                                 April 9,1997

                      SANDERS CONFECTIONERY PRODUCTS, INC.
                               PROXY STATEMENT

                            TABLE OF CONTENTS

Section

PART I

SUMMARY AND GENERAL INFORMATION................................................1
    1.1  General...............................................................1
    1.2  Purpose of the Meeting................................................1
    1.3  Summary of Certain Aspects of the Transaction.........................2
         1.3.1    Consummation of the Transaction..............................2
         1.3.2    Consideration................................................2
         1.3.3    Tax Consequences.............................................2
         1.3.4    Lack of Appraisal Rights.....................................2
         1.3.5    Analysis of SCP and Inmold Shares............................3
         1.3.6    Business of SCP, Inmold and GP...............................3
         1.3.7    Selected Financial Information...............................4
    1.4  Consent Vote Required to Approve Transaction and Record Date .........4
    1.5  Voting/Consent by Proxy...............................................4
    1.6  Solicitation of Proxies/Consents......................................4
    1.7  Expenses..............................................................4

PART II

THE TRANSACTION................................................................5
    2.1  Mechanics of the Transaction..........................................5
    2.2  Reasons for the Transaction...........................................5
    2.3  Exchange of Stock Certificates........................................5
    2.4  Federal Income Tax Consequences.......................................6
    2.5  Agreements and Intentions of Certain SCP Shareholders.................6
    2.6  Appraisal Rights......................................................7

PART III

    3.1  HISTORY AND BUSINESS..................................................8
         3.1.1    History......................................................8
         3.1.2    Business of SCP..............................................8
    3.2  Properties............................................................9
    3.3  Directors and Principal Officers......................................9
    3.4  Remuneration and Other Transactions with Officers and Directors......10
    3.5  Principal Shareholders...............................................11

    3.6  Description of SCP Common Stock......................................11
    3.7  Dividend Policy......................................................11
    3.8  Price of Common Stock................................................12

PART IV

OVERALL TRANSACTION...........................................................13

PART V

MISCELLANEOUS.................................................................23
    5.1  Accounting...........................................................23
    5.2  Legal Opinions.......................................................23
    5.2  Source of Information................................................23

PROXY STATEMENT

                      Special Meeting of Shareholders of
                     SANDERS CONFECTIONERY PRODUCTS, INC.
                                 April 9, 1997
                    In Connection with Proposed Transaction
   Involving Exchange of up to 3,911,122 Outstanding Shares of Common Stock,
                 Par Value $.00001 Per Share, of INMOLD, INC.
                   for up to $7,822,244 Outstanding Shares of
                     SANDERS CONFECTIONERY PRODUCTS, INC.
     and a Contemplated Acquisition of GP Plastics, Inc. by Inmold, Inc.

                                    PART I

                        SUMMARY AND GENERAL INFORMATION

1.1     General

        This Proxy Statement is furnished to holders of common stock, par value $.001 per share, of Sanders Confectionery Products, Inc. ("SCP") in connection with the solicitation of proxies by management of SCP for use at a special meeting of the shareholders called by Joel Serlin, Special Master appointed by the Oakland County, Michigan Circuit Court, to be held on April 9, 1997, and at any adjournment thereof. The meeting will be held at the Novi Hilton, located at 8 Mile and Haggerty Roads, Novi, Michigan, at 1:30 P.M. Detroit Time. The address of the executive offices of SCP is 901 Wilshire Drive, Suite 360, Troy, Michigan, 48084, telephone (810) 362-3223.

1.2     Purpose of the Meeting

        The purpose of the special meeting of shareholders is to consider and vote upon the adoption and the fairness of an arrangement and reorgaization (exchange of stock) transaction ("Transaction"). Prior to the Transaction, Inmold, Inc. ("Inmold"), an Indiana corporation, is a wholly-owned subsidiary of SCP, a Michigan corporation, having its principal place of business at 901 Wilshire Drive, Suite 360, Troy, Michigan. Under the Transaction, SCP will exchange up to 3,911,122 free-trading shares of Inmold (out of the 4,000,000 shares of its common stock, par value $.00001 per share, that it previously sold to SCP at par value, using funds advanced on its behalf of SCP for that purpose by Filipp J. Kreissl/John M. Sanders) with SCP's shareholders on the basis of 2 shares of SCP common stock for each share of Inmold common stock. The exchange will require each SCP shareholder to exchange approximately sixteen (16%) perce nt of his, her or its holdings of SCP common stock for the Inmold common stock. After the exchange, Inmold contemplates acquiring all of the outstanding shares of GP Plastics, Inc., a Michigan corporation ("GP"), in exchange for 1,000,000 restricted shares of the ou tstanding common stock of Inmold. Subsequent to the Transaction, SCP shareholders of record on February 12, 1997, would own approximately seventy-five (75%) percent of the outstanding shares of Inmold common stock, which would be unrestricted as to its trading, except for Inmold shares owned by Messrs. Kreissl and Sanders and other GP insider/affiliates.

       SCP shareholders must approve the fairness of the Transaction by consent of a majority in number representing 3/4 in value of the outstanding shares of SCP to be affected by the Transaction.

        A hearing to approve the arrangement and the fairness thereof, Judge John J. MacDonald presiding, upon a petition to the Oakland County Circuit Court at 1200 Telegraph Road, Pontiac, Michigan (the "Court"), which shall be conducted on April 23, 1997 at 8:30 a.m. The petition for the hearing is entitled Sanders Confectionery Products, Inc. v. Francis Houttekier, II, a representative of all SCP shareholders of record on December 27, 1996 and February 12, 1997, Case No. 97-536279-CZ. All SCP shareholders may attend.

        The Board of Directors of SCP has approved the Transaction that it proposes to be adopted, approved and authorized.

        The management of SCP does not anticipate that any other matter will come before the meeting.

1.3     Summary of Certain Aspects of the Transaction

        The following is a summary of selected information appearing elsewhere in this Proxy Statement. It should be considered in conjunction with the more detailed information:

        1.3.1 Consummation of the Transaction

        Consummation of the Transaction requires an affirmative vote of the holders of the issued and outstanding Shares of SCP common stock, as provided in
Section 1.4 hereinafter.

        1.3.2 Consideration

        If the Transaction is thereafter consummated, up to 7,822,244 outstanding Shares of SCP will be converted into rights to receive up to 3,911,122 shares of Inmold common stock, par value $.00001 per share.

        1.3.3 Tax Consequences

        SCP has been advised that the proposed Transaction will be a fully taxable transaction under the Internal Revenue Code of 1986, as amended ("IRC"). Accordingly, SCP shareholders will be required to recognize taxable gain or loss by reason of exchange of their SCP Shares for Inmold shares. Since the value of the SCP shares exchanged will be negligible and there is no credible market therefor at this time, and the value of the freely trading shares of Inmold to be received is estimated to be the par value of $.00001 per share, and since Inmold will not own all of the GP or any other substantial common stock or assets until later, if and when the Transaction takes place, the value thereof is expected to be low, at least as of the time of the Transaction. SCP shareholders who receive Inmold common stock pursuant to the Transaction for their SCP shares (there will be no appraisal rights) will be required to recognize gain or loss by reason of that exchange. SCP shareholders will be required to recognize ordinary income or loss or short or long term capital gain or loss under Section 1244 of the IRC, if applicable thereto. To determine the relative tax effects of the proposed Transaction upon each SCP shareholder in particular, he, she or it is advised to consult with his, her or its own adviser.

        1.3.4 Lack of Appraisal Rights

        SCP shareholders shall have no right to dissent and demand appraisal rights with respect to his, her or its SCP Shares, which are to be exchanged in connection with the Transaction. (see Section 2.6 "Appraisal Rights")

        1.3.5 Analysis of SCP and Inmold Shares

        The holders of SCP shares and Inmold shares have substantially the same rights, privileges and obligations under the Michigan and Indiana business corporation acts, respectively, as any other shareholders would normally have. SCP shares have never paid a cash dividend. SCP shares have been sporadically traded in a limited over-the-counter market over the past several years. Presently, there are no independent quotes for shares of SCP common stock.

        Inmold has been recently organized in Indiana. Its shares are newly issued, with no history, and Inmold has no operating history or earnings.
Public trading of shares acquired by each affiliate of Inmold (not previously an owner of GP shares), are limited to a maximum of approximately 4% of the outstanding shares of Inmold per annum under Rule 144 under the Securities Act of 1933. Affiliates of GP will own in the aggregate approximately 832,000 restricted shares of Inmold, and the GP affiliates who will not be able to trade the Inmold old shares that they receive in the Acquisition without registration thereof for 2 years (one year from April 29, 1997 on). The rest of the outstanding shares of Inmold, or slightly less than 3,400,000 shares of common stock, will be freely tradeable on the over-the-counter market after the Transaction.

        1.3.6 Business of SCP, Inmold and GP

        SCP currently has no active trade or business. It is currently prosecuting claims arising out of the bankruptcy proceedings of its principal subsidiary, Fred Sanders, Inc., in 1987.

        Inmold is a newly organized Indiana corporation with no business operations, assets or liabilities at this time. It was organized on January 10, 1997. It seeks to develop a public trading market for its common stock and to acquire GP in taxable transactions. Its address is the same as that of SCP, set forth on page 1, above.

        Inmold's present purpose is to carry out the Transaction and to acquire GP and other plastics injection molding companies. 4,000,000 of its outstanding shares of common stock have been sold to SCP, with Messrs. Kreissl and Sanders paying for them at par with cash.

        GP was organized in 1965. Its principal office is located at 3910 Industrial Drive, Rochester Hills, Michigan, 48309. Its telephone number is
(810) 852-5022. Its business operations consist principally of manufacturing plastic molded parts for the automotive industry. GP acquired A.E.P Technologies, Inc., a similar plastics molding company, in April, 1996.

        The par value of the GP common stock is $1.00 per share. GP has common stock, and debt-like classes of nonvoting preferred shares outstanding. The GP common stock is the only class that is being exchanged for Inmold common stock in this transaction. The preferred classes of capital stock are subject to a mandatory redemption agreement, with varying terms. The preferred classes are not affected by the Transaction.

        1.3.7 Selected Financial Information

        SCP had no earnings per share, dividends per share, book value or tangible book value per share for the years ended December 31, 1992, 1993, 1994, 1995 or 1996.

1.4     Consent Vote Required to Approve Transaction and Record Date

        Holders of record of SCP common stock at the close of business on February 12, 1997, will be entitled to consent to adoption of the Transaction and to vote on any other matter that may properly be brought before the special meeting. On February 12, 1997, there were 48,889,022 shares of SCP common stock outstanding. Each share of SCP common stock is entitled to one vote or consent. In order for the Transaction to be effective, a majority in number of SCP shareholders holding 3/4 in value of the outstanding shares of SCP common stock on the record date, February 12, 1997, must consent thereto, and approval of the arrangement in and overall Transaction must be approved by the Oakland County Circuit Court.

1.5     Voting/Consent by Proxy

        If a proxy/consent is given to SCP management in the form distributed, properly executed and returned, the SCP shares represented thereby will be voted and consented at the special meeting of Shareholders of SCP and any adjournment thereof. Where a shareholder of record on February 12, 1997 specifies a choice, his, her or its proxy will be voted in accordance with such specification. If no specific direction is given, the Shares represented thereby will be voted "for" adoption, approval and authorization of the Transaction. Management of SCP does not currently know of any other matters to be presented at the special meeting, but if other matters are presented, the shares will be voted in accordance with the recommendations of management of SCP. A proxy may be revoked at any time prior to its exercise by written notice delivered to SCP.

1.6     Solicitation of Proxies/Consents

        Solicitation of proxies/consents will be made initially by mail and/or by personal contact by the management of SCP. If they deem such solicitation advisable, SCP officers, directors, and employees may also solicit proxies in person or by telephone without additional compensation. In addition, proxies/consents may be solicited by nominees and other fiduciaries who may, at the request of SCP, mail material to or otherwise communicate with the beneficial owners of SCP shares held by them.

1.7     Expenses

        If the Transaction is consummated, the expenses in connection with the solicitation of proxies/consents, including clerical work, printing, postage, and other costs and expenses, including certain allowable, chargeable expenses, will be borne by SCP. Any other partie s will bear their own other costs and expenses. If the transaction is abandoned for any reason, SCP, Inmold and GP will each pay their own respective fees, costs and expenses. For this purpose, the expenses of printing this Proxy Statement and related documents would be attributed to SCP.

                                    PART II

                                THE TRANSACTION

2.1     Mechanics of the Transaction

        SCP is soliciting proxies/consents from its shareholders for the purpose of adopting, approving and authorizing the Transaction at a special meeting of SCP shareholders to be called and held for that purpose.

        The Transaction is being conducted on a Petition before Judge John J. McDonald in the Oakland County Circuit Court in Pontiac, Michigan. The Petition takes the form of SCP vs. one of its shareholders of record on both December 27, 1996 and February 12, 1997. The Petition takes place under Section 3 (a)(10), 15 USC Section 77(c)(a)(10) of the Securities Act of 1933, as amended, MCLA Section 451.801(j)(6)(B) and 451.802(b)(9), Article V of the SCP Articles of Incorporation and MCLA Section 450.1204, 1205. A copy of the Complaint is attached hereto, together with an order appointing Joel Serlin as Special Master in this matter. The Petition seeks to have the Court call a shareholders meeting to approve the Transaction, to be followed by a hearing in the Court, whereby the Court will be asked to act to approve the arrangement and the fairness of the Transaction. If the SCP shareholders vote to approve the Transaction and the Court favorably holds that that Transaction is fair and approved, it will be carried out and the 3,911,122 shares to be exchanged will be issued a s free trading shares, with 88,878 shares being retained by SCP. Inmold shall also sell 90,000 shares of its common stock with the Daniel S. Hoops Irrevocable Trust, for which it shall pay the par value $.00001 therefor. Tbereafter, Inmold contemplates exchanging 1,000,000 of its restricted shares of common stock for all of the issued and outstanding shares of common stock of GP as a private placement transaction.

2.2     Reasons for the Transaction

        The Board of Directors of SCP has considered the financial condition, earnings history and trends, dividend record, common stock mark et prices, book value and future prospects of SCP and believes that the Transaction will be desirable and in the best interests of SCP and its shareholders. Although the transaction is taxable to the SCP shareholders, the amount of taxability is not believed to be significant to any SCP shareholders. Inmold is new and has no significant assets or liabilities, but it has a reasonable business future to look forward to since the Inmold shares will be tradeable, the SCP shareholders will be able to liquidate a portion of their position in an effort to recoup some of their losses on their SCP investment, or in the alternative, to hold the Inmold shares for investment.

2.3     Exchange of Stock Certificates

        Promptly after the Transaction is approved by the SCP shareholders and the Court, SCP shall deliver a Letter of Transmittal calling for each SCP shareholder to endorse it and the SCP certificate(s) for the number of SCP Shares to be exchanged, and send them to the SCP transfer agent. Upon receipt of such duly signed Letter of Transmittal and certificate(s), the SCP transfer agent will return a new certificate for the correct number of SCP Shares remaining after the exchange, together with a certificate for his/her or its Inmold shares.

2.4     Federal Income Tax Consequences

        Hoops, Hoops & Hoops, P.L.C., counsel to SCP, has, in a letter addressed to SCP, given its written opinion that the Transaction will be a taxable transaction under the Federal Internal Revenue Code of 1986, as amended, with the following specific consequences:

                (a) Taxable gain or loss will be realized and recognized by SCP's shareholders upon the exchange.

                (b) The taxable gain or loss to be recognized will be the difference between the fair market value of the Inmold shares received a and the basis (bases) of each SCP shareholder in his, her or its particular SCP Shares exchanged therefor. The long or short term characterization of any capital gain or loss for tax purposes resulting from the exchange transaction will be based upon the holding period for each of the exchanged SCP Shares as of the date of the exchange.

                (c) The value of the Inmold shares received for the exchanged SCP Shares will be treated as received in a distribution in redemption of his, her or its SCP Share interest and taxed to the recipient SCP shareholder as a sale or exchange of a capital asset and not as a share dividend. The recipient SCP shareholders basis in the Inmold shares received shan be the fair market value on the date of the exchange.

                (d) In addition, the GP shareholders will recognize gain equal to the excess of the fair market value of the Inmold restricted shares that they receive over their basis in the GP shares exchanged therefor.

        A ruling of the Federal Internal Revenue Service on the tax consequences identified in subparagraphs (a) through (d) above has not been requested.

        The opinion described in this Section 2.4 is not binding on the Internal Revenue Service, which may take a different position. The tax impact of the exchange on any specific SCP and GP shareholder depends substantially on the specific circumstances of that SCP and GP shareholder and the timing of the specific transaction. SCP and GP shareholders are advised to consult their own tax counsel for advice regarding the effect of the Transaction in their own peculiar circumstances. See Appendix 1, Tax Opinion.

2.5     Agreements and Intentions of Certain SCP Shareholders

        The following SCP shareholders (watch term includes their respective families) intend to vote all SCP Shares owned of record by them on February 12, 1997, or with respect to which they have the right to vote, in favor of adoption, approval and authorization of the Transaction and to use their best efforts to cause the Transaction to be adopted, approved and authorized by SCP shareholders and cons ummated according to its terms. These SCP sharcholders own or have the right to vote a total of l4,213,730 SCP shares or 29.1% out of a total 48,889,022 SCP shares outstanding on the record date, February 12, 1997. See Section 1.4 regarding the SCP shareholder vote/consent necessary to approve the Transaction:


                   Name of                  Number of        Percent of
Title  of         Beneficial                Shares(1)          3/4 in            Position
 Class              Owner                                      Value           With Company
----------------------------------------------------------------------------------------------------
Common        Filipp J. Kreissl             7,284,788          19.9%        President, Treasurer
                                                                                and Director
----------------------------------------------------------------------------------------------------
Common         John M. Sanders              6,928,942          18.9%        Chairman, Secretary
                                                                                and Director
----------------------------------------------------------------------------------------------------
Total                                      14,213,730          38.8%
Common

        (1)Includes Shares owned jointly or severally of record and beneficially by the named person above or with his spouse and/or by any trust and/or family members or businesses controlled by him, her or it (see "Directors and Principal Officers").

        Inmold has not signed an Agreement and Plan of Reorganization with the GP shareholders to acquire all of their outstanding shares of GP common stock (and it does not intend to acquire any shares of any other class of GP capital stock in this Transaction) but some or all of the GP shareholders may have presigned the Agreement and Plan of Reorganization. After this Transaction, Inmold intends to sign that agreement, but reserves the right not to sign it, if good reason arises (of which it is currently unaware) before it is signed.


2.6     Appraisal Rights

        SCP takes the position that no appraisal/dissenter's rights exist for SCP shareholders who dissent from the Transaction. Since the exchange is pro rata based on the number of outstanding SCP Shares on the record date, February 12, 1997, there is absolutely no change in any SCP shareholder's position, e.g., the book value, voting rights, etc. All that happens to them economically is that they will receive an additional asset in the form of Inmold shares in an amount proportionate to the number of SCP Shares that are owned on the Fe bruary 12, 1997 record date. The net effect is that they have received the equivalent of a stock dividend, plus a new interest in Inmold's plastics injection molding business, if and when Inmold acquires GP Plastics, Inc. Neither SCP nor its counsel are giving or may be relied upon for legal advice in this regard.

                                   PART III

                     SANDERS CONFECTIONERY PRODUCTS, INC.

3.1     HISTORY AND BUSINESS

        3.1.1 History

        SCP is a public corporation. The assets of its operating subsidiary were sold in a bankruptcy proceeding in 1988. SCP was not involved in the bankruptcy. Since that time it has concentrated on certain litigation arising from the bankruptcy which seeks recovery for the creditors and SCP shareholders; on resolving its obligations; and on positioning itself to return to active operations.

        3.1.2 Business of SCP

        Presently SCP has no business operations. Its intentions are to provide value for its shareholders through the Transaction and Acquisition described herein.

Personnel
        SCP has only three persons who work for the corporation, Filipp J. Kreissl, John M. Sanders and Barbara Myhal.

Background
        SCP was organized in 1986 to provide a public parent for Fred Sanders, Inc., then a 111-year-old confectionery business, as well as to explore opportunities in non-food businesses.

        A public offering, was undertaken at the end of 1986 which provided net proceeds of approximately $4,800,000, substantially all of which were invested in a two-year plan to provide for sales growth for the Fred Sanders, Inc. subsidiary.

        This investment was beginning to show material results toward the end of 1987. However, Heller Financial Inc., which was the principal the lender to Fred Sanders, Inc., had changed its business plan. This caused it to breach its contract with Fred Sanders, Inc. without notice. The result was that Fred Sanders, Inc. was forced into a Chapter 11 bankruptcy proceeding. It seems that Heller had been acquired by Fuji Bank of Japan while in a distressed condition in 1984. Once in bankruptcy, Heller forced the appointment of an operating trustee, without the knowledge and approval of members of the creditors committee. The trustee appointment was not valid because of the appointee's failure to file the required disclosures, including the fact that he had a serious and adversarial conflict with, and bias against the president of Fred Sanders, Inc.

        The result of the actions of Heller and the trustee, Jay Alix, who has continued to serve to this date despite the invalidity of his appointment and motions for his removal which have not yet been finally adjudicated, was a liquidating sale and demise of the Fred Sanders business, the only asset of its public parent, SCP. This would not have occurred but for the effect of that appointment.

        SCP, the public company, was kept out of the bankruptcy proceeding. Since the liquidating sale of the

Fred Sanders business in 1988, the objective of the public company has been to restore value for its shareholders, including the recovery of the Fred Sanders name and assets.

Litigation
        Early in 1989, Sanders Confectionery Products, Inc. and a shareholder filed a 13-count lawsuit against Heller, its counsel and the trustee, Jay Alix, citing fraud on the bankruptcy court, conspiracy and securities fraud. On the same day, the Company filed a motion for removal of the trustee for his deliberate failure to disclose his conflict of interest and bias, which would have prevented his appointment. The facts of the lawsuit were never heard. Despite appeals to the U.S. Supreme Court, the case was dismissed solely on procedural grounds.

        As to the action against Alix, the chair of the creditors committee filed a motion for his removal on behalf of all creditors. The majority of the members of the committee also filed their own motions or joined the existing ones. This action was also dismissed on procedural grounds. The Court noted, however, that Alix had failed to make the necessary disclosures and that that could be the basis for his removal. Such removal would result in the return of all fees which he and his firm collected. This dismissal is presently on appeal with the Court of Appeals for the Sixth Circuit, where recent case law has affirmed the removal of professionals for conflict of interest, whether or not disclosed, under the principal of strict liability. An important issue here is, as it was in the 13-count law-suit, that to date there has never been a hearing as to the facts.

3.2     Properties

        Presently SCP occupies rented office space consisting of approximately 1200 square feet, located at 901 Wilshire Drive, Suite 360, Troy, MI 48084.

3.3     Directors and Principal Officers

        The Board of Directors of SCP presently consists of two (2) persons, each of whom will serve as such until the next annual meeting or until his successor is duly elected and qualified. Each director as of February 12, 1997, according to information supplied by him, has had for the last five years the occupations set forth opposite his name below and presently owns beneficially, directly or indirectly, the number of SCP Shares set forth opposite his name below:


Name and Address of Beneficial    Title or Posi6on   Became a     Term Expires     Number of      Percent of
           Owner                                     Director                      shares (1)       Class
--------------------------------------------------------------------------------------------------------------
      Filipp J. Kreissl              Director         1986            1997          5,018,542       10.3%
      4230 Orchard Way           CEO, President and
  Bloomfield Hills, MI 48301        Treasurer
--------------------------------------------------------------------------------------------------------------
      John M. Sanders                Director         1986            1997          5,106,090       10.4
  18349 13 Mile Road, Apt. 34      Chairman and
      Southfield, MI 48076           Secretary
--------------------------------------------------------------------------------------------------------------
                                                                      Total        10,124,632       20.7%
                                                                      Common
--------------------------------------------------------------------------------------------------------------
 (1)See discussion in Section 2.5

A biographical history of each of the above-named individuals follows:

John M. Sanders

        John M. Sanders, 71, is Chairman, Secretary and a Director of SCP. He is a graduate of Amherst College with a bachelor's degree in mathematics. He joined Fred Sanders, the Company's predecessor company, as a cost accountant in 1947, and worked in sales from 1952 to 1962. Mr. Sanders was elected Secretary of Fred Sanders in 1959, Executive Vice President of Fred Sanders in 1962, President of Fred Sanders in 1963, and Chairman of the Board of all predecessors of the Company and of the Company, since that time.

Filipp J. Kreissl

        Filipp 1. Kreissl 75, is President, CEO, Treasurer and a Director of SCP. He is a graduate of Northwestern University. From 1941 to 1 962 Mr. Kreissl was employed by Detroit Controls Corporation, a subsidiary of American Standard, Inc., eventually as President. From 1962 to 1965, he was employed as Vice President in charge of subsidiaries for Detroit Engineering Machine Co. From 1965 to 1975, Mr. Kreissl owned all of the common stock of and operated Robin Products, Inc., a manufacturer of engineered fastening devices for the automotive market. From 1975 until 1980 he was occupied as principal owner and President of KWD Group, Inc., a management firm specializing in management for severely distressed companies. In addition, from 1980 to January, 1982, he served as Executive Vice President of Fred Sanders. Mr. Kreissl was elected President for Fred Sanders in February, 1982. He served as President of Fred Sanders, Inc. until February 1985 and as Vice Chairman until September, 1985, when he was again elected President. He has served as President of the Company since its inception.

3.4     Remuneration and Other Transactions with Off-icers and Directors

        The following table shows the aggregate direct remuneration paid by SCP during its fiscal years ended December 31, 1994, 1995 and 1996 to each director of SCP:


                         SUMMARY COMPENSATION TABLE

                        Principal                                        Director     Other Annual        Total Compen-
Name                    Position      Years     Salary       Bonus        Fees       Compensation           sation
----------------------------------------------------------------------------------------------------------------------
John M. Sanders        Chairman        1994       None        None        None           None               None
                       Secretary,      1995       None        None        None           None               None
                        Director       1996       None        None        None           None               None
======================================================================================================================
Filipp J. Kreissl    President CEO,    1994       None        None        None           None               None
                      Treasurer and    1995       None        None        None           None               None
                       Director        1996       None        None        None           None               None
======================================================================================================================
All Officers and                       1994       None        None        None           None               None
 Directors as a                        1995       None        None        None           None               None
   Group (2)(1)                        1996       None        None        None           None               None
======================================================================================================================

(1)The above figure for all officers and directors as a group includes compensation for consulting and legal services. Messrs. Sanders and Kreissl have each received 500,000 shares of SCP restricted common stock for each of the years 1994 and 1995.

SCP has no, and has had no annuity, pension or retirement plans for the benefit of its officers and directors.

        No officer or director of SCP has been indebted to SCP for amounts exceeding $10,000 at any time. Except as otherwise disclosed in this Proxy Statement, no officer or director has been or is to be party to any material transaction or proposed transaction with SCP. No officer or director of SCP has or has held any option to acquire any security issued by SCP.

3.5     Principal Shareholders

        The following lists all persons and groups of persons known by the management of SCP to be beneficial owners/1/ of more than 5% of SCP Common Stock, their addresses, the number of Shares of SCP common stock beneficially owned by them and the percentage of all issued a nd outstanding SCP common stock their holdings represent:

        See Sections 2.5 and 3.3

        Except as otherwise described in this Proxy Statement, the management of SCP knows of no contractual arrangements which may result in a chanae of control of SCP.

3.6     Description of SCP Common Stock

        SCP is authorized to issue 50,000,000 Shares of common stock $.001 par value ("Shares" or "SCP common stock"). As of February 12, 1997, 48,889,022 of such SCP Shares were outstanding. Holders of record of SCP common stock are entitled to cast one vote for each share held of record by such shareholder on all matters voted upon by the shareholders, including election of directors. Holders of SCP common stock have no preemptive right to subscribe for or to purchase any additional securities issued by SCP. In the event of liquidation of SCP, the holders of SCP common stock are entitled to share pro rata in the distribution of assets remaining after payment of debts and expenses. All issued and outstanding shares of SCP common stock are fully paid and nonassessable.
The holders of SCP common stock are entitled to dividends when, as and if declared by the Board of Directors of SCP out of funds legally available for that purpose. SCP common stock has no conversion rights and is not subject to redemption.

        As of February 12, 1997, there were no outstanding options to purchase any securities of SCP. Since February 12, 1997, no options to purchase SCP Shares have been granted.

3.7     Dividend Policy

        Since SCP's formation on August 6, 1986, it has never paid a cash dividend. Prior to commencing negotiation of the proposed acquisition, SCP's Board of Directors had established a no dividend policy. SCP has never declared or distributed any stock dividends.

-----------------

            /1/Beneficial ownership includes SCP shares owned by family members.

3.8    Price of Common Stock


      There is a limited market for SCP common stock in the over-the-counter market. SCP had 2,991 shareholders of record and three (3) inactive market makers for its Shares on February 12, 1997. There have been occasional trades, but no recent, independent quotations through brokers interested in the Shares.

                                    PART IV

                              OVERALL TRANSACTION

The objective of the Transaction described herein is to employ a newly-organized public holding company to build, through acquisition, a significant automotive supplier organization in the plastics injection molding industry, thereby providing an investment opportunity for the shareholders of SCP and other entities with an interest in the Transaction.

The Transaction centers on Inmold, a newly-organized Indiana corporation doing business in Michigan. By the initial Transaction being proposed, approximately seventy-five percent (3,911,122 shares) of the outstanding common stock of Inmold will be exchanged pro rata for 7,822,244 shares of outstanding SCP common stock held by SCP's shareholders, which amounts to approximately sixteen percent of their holdings. The SCP shares will be retired.

This Transaction will have the effect of (1) making Inmold a public company with approximately 2,991 shareholders and (2) providing the shareholders of SCP with a majority interest in a new holding company having prospective income-producing assets and stock which will be freely tradable without registration.

Inmold will then be in a position to attempt to make its first acquisition of all of the outstanding common stock of GP.

GP is effectively a new company formed by physically combining two plastics injection molding businesses with a total of 55 years of service to the automotive industry between them. The combination was accomplished by the acquisition of A.E.P. Technologies, Inc. of Fraser, Michigan, a Michigan corporation, by GP in April, 1996. Both companies had experienced extremely adverse circumstances during the mid-1990's which had threatened their continued operations as separate companies.

In the past year, the management of GP completed the implementation of a new product line for General Motors Corporation, its principal customer; physically consolidated the operations of A.E.P. in GP's own facility; sold the former A.E.P. real estate and plant; restructured its debt; and completed a refinancing with a commercial lender, C.I.T. Group/Credit Finance, Inc. The effect of these actions is dealt with in the following pages.

THE PROPOSED TRANSACTION

The Transaction being proposed here consists of the following steps:

      1. Filipp J. Kreissl/John M. Sanders have purchased 4,000,000 shares of the common stock of Inmold at par value ($.00001 per share), on behalf of SCP. These are the only outstanding shares of Inmold at this point.

      2. SCP will next distribute approximately 3,911,122 of its 4,000,000 shares of Inmold to its shareholders in a taxable exchange for approximately 7,822,244 of their Sanders shares, which will be retired. The effect of the exchange and retirement will be that the shareholders will maintain their proportionate ownership of SCP, and there will be 7,822,244 less shares outstanding.

      3. It is anticipated, consistent with the position taken by the United States Securities and Exchange Commission in similar transactions, that those shares of Inmold exchanged in reliance upon the Section 3(a)(1O) exemption from registration may be freely traded by the shareholders of SCP under Section 4(l) of the 1933 Act, with the exception of those shares governed by Rule 144(a)(1) under the 1933 Act for affiliates (insiders) of SCP, Inmold and GP.

      4. Concurrently with the above-described exchange, Inmold will attempt to issue an additional 1,000,000 of its shares in an exchange with the seven shareholders of GP for all of the outstanding shares of that company, which would make it a wholly subsidiary of Inmold.

Though there can be no assurance thereof, the anticipated earnings of GP will provide an earnings base under the stock of its public parent, Inmold.

While the shareholders of Inmold will experience dilution as the result of additional acquisitions which involve the use of stock, it is anticipated that the earnings from such acquired companies will grow at a rate greater than that of the dilution.

Inmold, Inc.

Inmold was incorporated on January 10,1997, as an Indiana corporation doing business in Michigan. It has been organized as a holding company in the plastics injection molding industry. Its objective is to develop a public company of a size significant to the automotive industry through successive acquisitions of privately-held molding companies.

Inmold has no operating history and neither material assets nor liabilities at this time. Through the transaction being proposed here, Inmold will become a public company with stock that is tradable on the over-the-counter market without registration, though there can be no assurance that trading on that market will take place or assurance of any other parameters about the market, such as price, volume, etc. at any time as they impact Inmold's common stock.

Inmold has 100,000,000 shares authorized, reflecting its plan for development through both internal growth and acquisition. Only 5,000,000 shares will be issued in the Transaction being proposed here. While Sanders Confectionery Products, Inc. will be the sole initial shareholder of Inmold, it is anticipated that the Transaction will result in approximately 2,991 shareholders for the Company, none of whom will hold more than 10% of the outstanding shares.

As the last step in this Transaction, Inmold will, attempt to make its first acquisition by purchasing GP, a privately held company, through a taxable exchange of shares with the seven shareholders thereof. Due to the low values of shares being exchanged, no substantial taxability is anticipated in this Transaction.

Principal Office


901 Wilshire Drive, Suite 360
Troy, Michigan 48084
(810) 362-3223

Principal Shareholders

The following table sets forth the number and percentage of shares of common stock of Inmold owned of record and beneficially by each officer, director and owner of 10% of the outstanding common stock of Inmold, and owned by all officers and directors as a group, both before and after the completion of the entire Transaction proposed herein.

                                                      Number of Inmold Shares
                                                      Beneficially Owned                 Percentage of Ownership
                                                      -----------------------            -----------------------

Name and Address                                     Before           After             Before             After
----------------                                   Transaction     Transaction       Transaction        Transaction
                                                   -----------     -----------       -----------        -----------
Sanders Confectionery                              4,000,000        88,878              100.0               1.8
Products, Inc.
901 Wilshire Drive, Ste. 360
Troy, MI 48084

John M. Sanders                                      -0-           408,487                0.0               8.2
18349 W. 13 Mile, Apt. 34
Southfield, MI 48076

Filipp J. Kreissl                                    -0-           401,483                0.0               8.0
4230 Orchard Way
Bloomfield Hills, MI 48301

John F. Horner                                       -0-           150,011                0.0               3.0
4809 Foxcroft
Troy, MI 48098

Philip B. Fischer                                    -0-            20,000                0.0               0.4
1524 Sandringham Way
Birmingham, MI 48301

J. Will Paull                                        -0-             2,000                0.0               0.1
960 Woodridge Hills Drive
Brighton, MI 48116

All Off All and Directors as a                       -0-         1,070,859                -0-              21.5
Group (5)

Management

The initial Executive Officers and Directors of Inmold, Inc are as follows:

       Filipp J. Kreissi, President and Director
       John M. Sanders, Secretary and Director
       John F. Homer, Treasurer
       Philip B. Fischer, Director
       J. Will Paull, Director

A biographical history of each of the above-named individuals follows:

John M.Sanders,71,is a gaduate of Amherst College, with a bachelor's degree in mathematics. He joined Fred Sanders as a cost accountant in 1947, and worked in sales from 1952 to 1962. Mr. Sanders was elected Secretary of Fred Sanders in 1959, Executive Vice President of Fred Sanders in 1962, President of Fred Sanders in 1963, and subsequently Chairman of the Board of both the successor company, Fred Sanders, Inc., and Sanders Confectionery Products, Inc.

Filipp J. Kreissl, 75, is a graduate of Northwestern University. From 1941 to 1962 Mr. Kreissl was employed by Detroit Controls Corporation a subsidiary of American Standard, Inc., eventually as President. From 1962 to 1965, he was employed as Vice President in charge of subsidiaries for Detroit Engineering Machine Co. From 1965 to 1975, Mr. Kreissl owned all of the common stock of and operated Robin Products, Inc., a manufacturer of engineered fastening devices for the automotive market. From 1975 until 1980 he was occupied as principal owner and President of KWD Group, Inc., a management firm specializing in management for severely distressed companies. In addition, from 1980 to January, 1982, he served as Executive Vice President of Fred Sanders. Mr. Kreissl was elected President for Fred Sanders in February, 1982. He served as President of Fred Sanders, Inc. until February, 1985 and as Vice Chairman until September, 1985, when he was again elected President. Since 1986, he has served as President of Sanders Confectionery Products, Inc. He has been a Director of GP since 1996.

John F. Horner, 46, is a magna cum laude graduate of the University of Detroit, with a bachelor's degree in accounting. He has been a certified public accountant since 1974. From 1972 to 1974 he was a staff accountant and accountant-in-charge with Arthur Young & Company. He served in a controllership capacity with two companies until 1981, when he became Chief Financial Officer for BHT Distributing Company and Commercial Air Systems, Inc. From 1981 until 1996, he was Chief Financial Officer for Car-O-Liner Company, Thielenhaus Microfinish Corporation and Omni Engineering Corporation. He was employed as Controller, Treasurer and Chief Financial Officer by GP in 1996 and was elected to the Board of Directors in the same year.

Philip B. Fischer, 60, received his undergraduate degree from Adelphi College and a law degree from George Washington University. Prior to moving to Detroit in 1972, he was President of Divco-Wayne Sales Financial Corporation in New York. He served as President of Divco Truck Corporation in Detroit until 1975, when he organized Philip B. Fischer Company, Inc., a real estate and financial consulting firm specializing in commercial properties, corporate restructuring and business development. He is a past Vice Chairman of the Greater Detroit Chamber of Commerce, responsible for the Government relations and economic development departments. Presently, he serves as a Director of the Michigan Jobs Commission and of the Detroit-Wayne County Port Authority, both gubernatorial appointments, and as a Director of the Michigan Chamber of Commerce.

J. Will Paull, 74, attended the Detroit Institute of Technology and the Detroit College of Law and began his career in the life insurance business in 1944. He was conferred the professional designation of Chartered Life Underwriter in 1969 and Certified Financial Planner in 1979. He was President of Associated Financial Planning Corporation from 1960 to 1984. Subsequently, he served as Chairman, Chief Executive Officer and a Director of Associated Mariner Financial Group, Inc., a financial services holding company, which he continues to serve as Chairman and a Director. He is Chairman and a Director of several wholly-owned subsidiaries: Mariner Financial Services, Inc., a national securities broker-dealer; Mariner Planning Corporation a national registered investment advisory firm; Associated Mariner Agency, Inc., a licensed life and health insurance agency; and Mariner Mortgage Corporation.

G P Plastics, Inc.

G P Plastics, Inc. was organized in Michigan on April 8, 1965 for the purpose of "manufacturing by injection molding, extrusion and other means, using plastic materials." It moved to its present location in Rochester Hills, Michigan in 1973, where it operates from a 46,000 square foot facility in two separate buildings on a 7.35 acre industrial site.

The Company's products include a range of plastic molded parts, especially comfort handles for minivans, sports utility vehicles and light trucks for the Truck and Bus Division of General Motors, with which a long-term relationship has existed.

In April 1996, GP acquired a similar, but smaller, plastics injection molding company, A.E.P. Technologies, Inc. of Fraser, Michigan for cash and stock. In July, the equipment and operations of the latter were physically consolidated in the GP manufacturing facility in Rochester Hills. The vacated real estate of A.E.P. Technologies, Inc. was sold in August for its appraised value.

Principal Office

3910 Industrial Drive
Rochester Hills, Michigan 48309
(810) 852-5022

GP has 50,000 shares of common stock authorized and 43,610 shares outstanding.

Principal Stockholders

The following table sets forth the number and percentage of shares of common stock of GP owned of record and beneficially by each officer, director and owner of 10% of the outstanding common stock of GP, and owned by all officers and dire ctors as a group. Also shown are the respective percentages of the common stock of Inmold owned after the taxable stock exchange.

                                                                                        Perentage of Ownership
                                                                                        ----------------------
                                                  Number of Shares of
                                                  Common Stock of G P                   GP               Inmold
Name and Address                                   Beneficially Owned               Before Exchange    After Exchange
----------------                                 --------------------               ---------------    --------------

Owen A Pierce                                          21,000                         48.2                      9.9
5375 Orion Road
Rochester, MI 48306

John F. Horner                                          6,542                         15.0                      3.0
4809 Foxcroft
Troy, MI 48098

David C. Shifflett                                      6,542                         15.0                      3.0
23585 Hagen Road
Macomb Township, MI 48042

Joseph P. Schmidt                                       3,360                          7.7                      1.8
226 Norcliff Drive
Bloomfield Hills. MI 48302

Filipp J. Kreissl                                       -0-                           -0-                       8.0/1/
4230 Orchard Way
Bloomfield Hills, MI 48301

All Officers and Directors as a                       37,444                        85.9                      25.7
Group

/1/From exchange for 802,967 of his shares of the common stock of Sanders Confectionery Products, Inc

Management

The Executive Officers and Directors of GP are as follows:


Name                             Age                    Position
----                             ---                    --------
Owen A. Pierce                   78                     Director, Chairman of the Board and Secretary
John F. Horner                   46                     Director and Treasurer
Filipp J. Kreissl                75                     Director
Joseph P. Schmidt                65                     Director
David C. Shifflett               44                     Director


A biographical history of each of the named individuals follows:

Owen A. Pierce, 78, attended Ferris State College as an electrical engineering student. In 1946, he took a position as Plant Superintendent with General Machine & Tool Co. From 1959 until 1964, he was Plant Manager for Bopp & Decker Co. Of Birmingham. He was a founder of GP in 1965 and has been an owner and officer of the Company since that time. He was elected President of the Company in 1974 and currently serves as a Director and as Chairman of the Board of Directors.

John F. Horner, 46, is a magna cum laude graduate of the University of Detroit, with a bachelor's degree in accounting. He has been a certified public accountant since 1974. From 1972 to 1974 he was a staff accountant and accountant-in-charge with Arthur Young & Company. He served in a controllership capacity with two companies until 1981, when he became Chief Financial Officer for BHT Distributing Company and Commercial Air Systems, Inc. From 1981 until 1996, he was Chief Financial Officer for Car-O-Liner Company, Thielenhaus Microfinish Corporation and Omni Engineering Corporation. He was employed as Controller, Treasurer and Chief Financial Officer by GP in 1996 and was elected to the Board of Directors in the same year.

Filipp J. Kreissl, 75, is a graduate of Northwestern University. From 1941 to 1962 Mr. Kreissl was employed by Detroit Controls Corporation, a subsidiary of American Standard, Inc., eventually as President. From 1962 to 1965, he was employed as Vice President in charge of subsidiaries for Detroit Engineering Machine Co. From 1965 to 1975, Mr. Kreissl owned all of the common stock of, and operated Robin Products, Inc., a manufacturer of engineered fastening devices for the automotive market. From 1975 until 1980 he was occupied as principal owner and President of KWD Group, Inc., a management firm specializing in management for severely distressed companies. In addition, from 1980 to January, 1982, he served as Executive Vice President of Fred Sanders. Mr. Kreissl was elected President for Fred Sanders in February, 1982. He served as President of Fred Sanders, Inc. until February, 1985 and as Vice Chairman until September, 1985, when he was again elected President. Since 1986, he has served as President of S anders Confectionery Products, Inc. He has been a Director of GP since 1996.

Joseph P. Schmidt, 65, is a graduate of the University of Pittsburgh with a bachelor of science degree in education. He was named to the All-American football team in 1952. He was captain of the Detroit Lions football team in the NFL for nine years, played in the Pro Bowl for ten years and was elected to the NFL Hall of Fame in 1973. He coached the Detroit Lions for six years. After retiring with a 43-34-7 record in 1972, he established Joe Schmidt Sales, a manufacturers representative organization selling to the automotive manufacturers and Tier I suppliers. He is also Vice President of Michigan Multi-King, which operates 20 Burger King restaurants in the Detroit metropolitan area. He has been a Director of GP since 1984.

David C. Shifflett, 44, is a graduate of Fraser, (MI) High School, where he earned a four-year scholarship to Western University in industrial arts. From 1968 until 1974, he was employed as an apprentice and then as mold-maker by B & C Industries of Fraser. He was a general foreman and latterly General Manager of ACM Corporation in Fraser from 1974 until 1977. In 1977, he became one of three owners of the company which became A.E.P. Technologies, Inc. in 1987. He served as President of A.E.P. Technologies , Inc. until its acquisition by GP in 1996. He holds 11 patents for devices in industrial products.

A.E.P. Technologies, Inc.

A.E.P. Technologies, Inc. was organized in Michigan in 1987 as a result of the merger of two related companies, Al-Ko Enterprises and Al-Ko Products. The former was established in 1976 and was engaged in the production of tooling and prototype tools and parts. The latter was organized in Michigan in 1977 and was involved solely in the manufacturing of parts.

Prior to its acquisition by GP in April, 1996, the Company operated its plastics injection molding business from a 16,000 square foot facility in Fraser, Michigan. It provides a range of molded parts (including the Al-Ko manifold, which is protected by trademarks). Chrysler Corporation has been the Company's largest customer, accounting for about one-third of all sales.

The Combined Companies

GP and A.E.P. Technologies, Inc. are now operating as a single company under the former's name, effectively as a new company with consolidated manufacturing, sales and administrative operations since August, 1996.

The two companies operating separately had a total of 55 years of service to the automotive industry between them. Both experienced extremely adverse circumstances during the mid-1990's which had threatened their continued operations.

In the course of 1995, however, GP was able to secure orders for a new line of comfort handles from General Motors which was fully implemented in 1996. This was the initial step in a business plan directed at a return to profitability through (1) physical consolidation of the two companies; (2) the aggressive development of new business opportunities with major customers; (3) restructuring of the companies' debt; (4) refinancing with a commercial lender; and (5) the sale of the A.E.P.. Technologies, Inc. plant and real estate.
All of these steps were completed in 1996.

New Business

Annualized sales for the new company are approximately $11,000,000 with only sixty-five (65%) percent of the present production capacity of the Rochester Hills facility being used. This provides a basis for management's belief that additional sales will bring a proportionately greater degree of profitability.

Some of these additions are scheduled for the second quarter of 1997 in the form of new sales commitments from General Motors and Chrysler, which together are expected to amount to nearly $2,000,000 per year in sales.

Also, the new company has been selected to design and produce a new steering column bracket for Chrysler under the S.C.O.R.E. cost reduction program. If implemented, as expected in the late summer of 1997, this part will add twenty-five to fifty percent to the present sales level.

Effect of Consolidation

Beginning with the August through November period, the new consolidated company operated at a virtual break-even. This was accomplished despite the effect of the General Motors strikes in October and November which management estimates affected sales by $216,000 and income by $90,000. The new company has operated profitable since the beginning of 1997.

After the consolidation of the two companies, and in consideration of the new business referred to herein, General Motors accounts for approximately sixty-seven (67%) percent of sales, and Chrysler Corporation accounts for approximately twenty percent.

Material Obligations

Coincident with the consolidation of the two companies, and required under the terms of the new financing, GP negotiated extended-term agreements with its major creditors, the obligations to whom had become material to continued operations because of the adverse circumstances of the mid-1990's.

These agreements consist of a combination of cash paid at the time of the closing of the new financing and redeemable preferred stock of GP for the balance. The preferred stock is redeemable by the creditors over periods ranging from 12-36 months, but payments cannot be made unless the tangible net worth of GP exceeds $400,000.

GP has also cast the remaining payments to V. Allen Koch for his majority stockholdings of A.E.P.. Technologies, Inc. in the amount of $244,000, in the form of redeemable preferred stock. Redemption payments are spread over a period of 14 months, with the same restriction on payments as cited above.

With respect to the purchase of the real estate and facility presently leased by GP, an agreement has been executed with the unrelated owner of one-half interest, Donald C. Nolta, to purchase his half-interest for $775,000 no later than May 31, 1997. An additional agreement with respect to past-due rent was also executed, with payments being made on an installment basis.

The financing arrangement with C.I.T. Group/Credit Finance, Inc. consists of a term loan in the initial amount of $1,156,000, secure d by the fixed assets of the consolidated companies, and a working capital line of credit secured by all accounts receivable and inve ntories. The latter varies in amount, but stood at $1,069,000 at the time of closing on the loan, September 13. Monthly principal pay ments of $20,000 are being made on the term loan.

GP also is obligated on certain loans involving related parties in the amount of $275,000. The lenders involved are Joseph P. Schmidt and John F. Horner, both members of the Board of Directors.

Contracts

The sales relationship between the new consolidated company and its major customers is based on one-year, blanket purchase orders, usually geared to the model year of the automotive industry. Deliveries are then scheduled through releases to the various plants.

Competition

The new company operates in a highly competitive environment where service, quality and price are critical to the automotive industry. There are many plastics injection molding companies serving the industry in Michigan and other states. In many instances, the competitors are much larger and better financed, and some are regional and national in scope.

While not exclusive to it, the new company has developed a reputation for innovative, proactive approaches to cost reduction opportunities.

Property

GP presently leases a 46,000 square foot, one story manufacturing facility, consisting of two buildings at 3910 Industrial Drive in Rochester Hills, Michigan. The facility is situated on a 7.35 acre industrial site. The property is leased from two owners, including Owen A. Pierce, the principal shareholder of GP and a second, unrelated party. Each owns an undivided half-interest in the property.

GP has, however, entered into an agreement to purchase the property from the present owners by May 31,1997 for cash. Management does not anticipate difficulty in arranging mortgage financing for the transaction, and has undertaken such negotiations, though there is no financing therefor in place yet and no guarantee thereof can be made at this time.

An environmental pollution situation was identified in a very limited area of the property. A plan to eliminate it, using the soil vapor evaporation process, has been developed and will be implemented in the first half of 1997 at an expense which management of GP does not expect to affect the company's financial condition materially. The work will be monitored by the Department of Environmental Quality of the State of Michigan.

Stock Options

Neither Inmold nor GP have any existing or contemplated stock option agreements.

Legal Proceedings

To the best of the knowledge of management of the companies involved in this transaction, litigation pending or threatened against them consists only of collection actions, none of which are material to the financial position of any of them.

                                    PART V
                                MISCELLANEOUS

5.1     Accounting

        In connection with the acquisition of GP by Inmold and as soon as the Exchange portion of the Transaction is completed, Inmold shall publish its unaudited financial statements and file them with any market under Rule 15c-2-11 under the Securities Exchange Act of 1934, as amended.

5.2     Legal Opinions

        Legal matters in connection with SCP have been passed upon by the law offices of Hoops, Hoops & Hoops, P.L.C., 31555 West Fourteen Mile Road, Suite 315, Farmington Hills, Michigan 48334.

5.2     Source of Information

        The information contained in this Proxy Statement relating to GP and SCP has been furnished by each of them respectively for inclusion in this Proxy Statement. GP has relied upon SCP with respect to the accuracy and completeness of the information concerning SCP, and SCP has relied upon GP with respect to the accuracy and completeness of the information concerning GP.